SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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UNITIL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 3, 2006

Dear Fellow Shareholder,

I am pleased to invite you to the Annual Meeting of Common Shareholders of Unitil Corporation, scheduled to be held on Thursday, April 20, 2006, at 10:30 A.M., at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire. This year, shareholders are being asked to vote on the election of three Directors.

We hope that you are able to attend the Annual Meeting. Whether or not you plan to be present, we urge you to vote your shares. Your vote is important whether you own one share or many. Please complete and sign the enclosed proxy card and return it in the envelope provided.

Thank you for your continued interest in Unitil.

Sincerely,

Robert G. Schoenberger

Chairman of the Board of Directors,

Chief Executive Officer and

President

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS

Hampton, New Hampshire

March 3, 2006

To the Common Shareholders:

You are hereby notified that the annual meeting of common shareholders of Unitil Corporation will be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire, on Thursday, April 20, 2006, at 10:30 A.M., for the following purposes:

1.	To elect three Directors.

2.	To act on such other matters as may properly come before the meeting and any adjournments thereof.

The enclosed form of proxy has been prepared at the direction of the Board of Directors of Unitil and is sent to you at its request. The persons named in said proxy have been designated by the Board of Directors.

The Board of Directors fixed February 14, 2006, as the date for determining holders of record of Common Stock who are thereby entitled to notice of and to vote at this meeting and any adjournments thereof.

Regardless of whether or not you plan to attend the meeting, please be sure your shares are represented at the meeting and complete, sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If for any reason you desire to revoke or change your proxy, you may do so at any time prior to the meeting, or in person at the meeting.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

March 3, 2006

Proxy Statement

ANNUAL MEETING OF COMMON SHAREHOLDERS, APRIL 20, 2006

This proxy statement is furnished in connection with the solicitation by the Unitil Corporation Board of Directors (“Board of Directors” or “the Board”) of proxies in the accompanying form for use at the 2006 annual meeting of common shareholders of Unitil Corporation (“Unitil” or “the Company”). Each proxy can be revoked at any time before it is voted by written notification to the Corporate Secretary of Unitil at the address listed on page 5 prior to the meeting, or in person at the meeting. Every properly signed or submitted proxy will be voted unless previously revoked. This proxy statement is being first sent to common shareholders on or about March 3, 2006. The costs associated with the solicitation of proxies for the 2006 annual meeting are being borne by the Company.

Unitil currently has the following subsidiaries—Fitchburg Gas and Electric Light Company (“FG&E”), Unitil Energy Systems, Inc. (“Unitil Energy”), Unitil Power Corp. (“Unitil Power”), Unitil Realty Corp. (“Unitil Realty”), Unitil Resources, Inc. (“Unitil Resources”), Unitil Service Corp. (“Unitil Service”) and Usource, Inc. (“Usource”).

Unitil’s Annual Report to Shareholders, which includes the Annual Report on Form 10-K for the year 2005, is enclosed and includes consolidated financial statements that are not part of this proxy statement.

The voting securities of Unitil issued and outstanding on February 14, 2006, consisted of 5,597,494 shares of Common Stock, no par value, entitling the holders thereof to one vote per share. Holders of Common Stock of record on such date are entitled to notice of and to vote at the annual meeting and any adjournments thereof. A majority of the outstanding shares of Common Stock constitutes a quorum. Assuming a quorum is present, the favorable vote of a majority of the shares of Common Stock represented and voting will be required for approval of all matters, including the election of Directors, which may come before the meeting.

No person owns of record and, to the knowledge of Unitil, no person owns beneficially, more than five percent of the Common Stock of Unitil that may be voted at the meeting and any adjournments thereof.

Information as to the beneficial ownership of Unitil Common Stock by Directors of Unitil (including those executive officers named in the Summary Compensation Table who are also Directors) is set forth below in the section of this Proxy Statement entitled “As to the Election of Directors.” The following table sets forth information as to the beneficial ownership of Unitil Common Stock by the executive officers named in the Summary Compensation Table who are not also Directors, and as to all Directors and executive officers as a group. To the knowledge of Unitil, each Director and officer has sole voting and investment power with respect to the shares reported, except as otherwise noted in the footnotes to the following table or in the footnotes to the table included in the section entitled “As to Election of Directors.”

STOCK OWNERSHIP OF MANAGEMENT (1)

Name of Person or Group	Amount and Nature of Beneficial Ownership	Percent of Class
Mark H. Collin (2) Senior Vice President, Chief Financial Officer and Treasurer	11,358	*
Thomas P. Meissner, Jr. (3) Senior Vice President and Chief Operating Officer	9,616	*
George R. Gantz (4) Senior Vice President, Unitil Service	16,122	*
Todd R. Black (5) Vice President, Unitil Service	9,345	*
All Directors and Executive Officers as a Group (19 Persons) (6)	268,292	4.48%
*	less than one percent

NOTES:

(1)	Share ownership information for Mr. Schoenberger, who is a Director, as well as Chairman, Chief Executive Officer and President of the Company, is included in the section of this document entitled “As to the Election of Directors—Information About Nominees for Director,” as well as in the total shares and percentage shown for “All Directors and Executive Officers as a Group (19 Persons)” in this table.
(2)	Included are 1,662 shares that are held in trust for Mr. Collin under the terms of the Unitil Tax Deferred Savings and Investment Plan (“401(k)”). Mr. Collin has voting power only with respect to the shares credited to his account. For further information regarding the 401(k) see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan”. Also included are 5,000 shares that Mr. Collin has the right to purchase upon the exercise of options under the 1998 Stock Option Plan (see “Other Compensation Arrangements”), and 3,550 unvested restricted shares, granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(3)	Included are 606 shares that are held in trust for Mr. Meissner under the terms of the 401(k). Mr. Meissner has voting power only with respect to the shares credited to his account. For further information regarding 401(k) see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan”. Also included are 3,000 shares that Mr. Meissner has the right to purchase upon the exercise of options under the 1998 Stock Option Plan (see “Other Compensation Arrangements”), and 4,900 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(4)	Included are 7,500 shares that Mr. Gantz has the right to purchase upon the exercise of options under the 1998 Stock Option Plan (see “Other Compensation Arrangements”), and 2,800 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(5)	Included are 1,008 shares that are held in trust for Mr. Black under the terms of the 401(k). Mr. Black has voting power only with respect to the shares credited to his account. For further information regarding 401(k) see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan”. Also included are 6,000 shares that Mr. Black has the right to purchase upon the exercise of options under the 1998 Stock Option Plan (see “Other Compensation Arrangements”), and 1,750 unvested restricted shares granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).
(6)	Included are 131,702 shares that Executive Officers have the right to purchase upon the exercise of options under both the 1989 Key Employee Stock Option Plan (“KESOP”) and the 1998 Stock Option Plan (see “Other Compensation Arrangements”), and 31,550 shares of unvested restricted stock granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements”).

I.  As to the Election of Directors

Article II of Unitil’s By-Laws provides for a Board of between nine and fifteen Directors divided into three classes, each class being as nearly equal in number as possible, and each with their respective terms of office arranged so that the term of office of one class expires in each year, at which time a corresponding number of Directors is elected for a term of three years. Unitil currently has eleven Directors.

Corporate Governance and Policies of the Board

The Sarbanes-Oxley Act of 2002, both new and revised Securities and Exchange Commission (“SEC”) regulations, and governance changes mandated by the American Stock Exchange (“AMEX”), have elevated the importance of corporate governance considerations. In response to both new and changing regulations, the Company, with the Board’s oversight, continues to address the emerging issues concerning corporate governance and financial disclosure. The Company will continue to monitor all new developments and adopt changes and institute procedures as may be warranted or appropriate.

The Board of Directors is committed to sound and effective corporate governance practices. Accordingly, the Board of Directors has adopted and documented Corporate Governance Guidelines and Policies of the Board of Directors (“Corporate Governance Guidelines”), which guide, among other things, its actions with respect to the composition of the Board, how the Board will function, the director candidate selection process, the Board’s standing committees, and procedures for appointing members of these committees. The Board of Directors has the following standing committees: Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. Each of these committees has a formal written charter. The Corporate Governance Guidelines as well as the charters for each of the standing committees are available for review on the Company’s website at www.unitil.com/content/investors.

The Board of Directors has a stock ownership policy that no person be nominated as a candidate for Director for election to a second term as part of the slate of Directors proposed by the Company unless he or she is a beneficial owner, either directly or indirectly, of at least 1,000 shares of Unitil Common Stock. The Board of Directors also has an age limitation policy that provides no person be nominated as a candidate for Director or for reelection as part of the slate of Directors proposed for election by the Company after he or she has reached age 70. The Board of Directors and each committee also conduct an annual self-evaluation on key Board and committee-related issues, which has proven to be a beneficial tool in the process of continuous improvement in Board and committee functioning and communication.

Director Independence

A majority of the members of the Board of Directors, as well as all members of the Audit, Compensation and Nominating Committees, are “independent,” as defined by SEC regulations and the listing standards of the AMEX. The Board annually reviews the independence of each of its members to make the affirmative determination of independence that is called for pursuant to the Company’s Corporate Governance Guidelines and the listing standards of the AMEX. Under these requirements, the members of the Board of Directors who qualify as independent must be free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. An independent director is one for whom the Board has affirmatively determined that he or she, individually or through a member of his or her immediate family, does not have or has not had management responsibility with the Company or otherwise been affiliated with the Company for the past three years and who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization with such a relationship with the Company. This definition generally leaves to the Board the discretion to determine, on a case-by-case basis, what constitutes a “material relationship” with the Company. The Board exercises this discretion in a manner that is consistent with applicable SEC and AMEX regulations.

The AMEX corporate governance requirements state that the Board of Directors of each listed company must annually affirm the independent status of outside directors. The Board of Directors makes this affirmation annually in March, and based on its last review in March, 2005, the Board determined that all directors are independent, with the exception of Robert G. Schoenberger, who is the Chairman of the Board, Chief Executive Officer and President of the Company, and Michael J. Dalton, who retired from the Company as its President and Chief Operating Officer in April 1, 2003. On April 1, 2006, Mr. Dalton will have been retired from the Company for three years and will become an “independent” director, as defined by SEC regulations and the listing standards of the AMEX.

Code of Ethics

In January, 2004, the Board of Directors unanimously approved the Company’s Code of Ethics. This Code is a statement of the Company’s high standards for ethical behavior, legal compliance and financial disclosure, and is applicable to all directors, officers and employees. A copy of the Code of Ethics can be viewed in its entirety on the Company’s website at www.unitil.com/content/investors. Additionally, should there be any changes to, or waivers from, the Company’s Code of Ethics, those changes and/or waivers will be posted immediately on the Company’s website at the address noted above.

Meeting Attendance

Members of the Board of Directors are expected to make a determined effort to attend all meetings of the Board and applicable committee meetings. The Board of Directors met five times in 2005. During 2005, Directors attended an average of 98% of all meetings of the Board of Directors held and of all meetings held by all Committees of the Board on which they served, if any. Directors are also strongly encouraged to attend the annual meeting of shareholders, although there is no formal requirement to attend. In 2005, seven Directors attended the annual meeting of shareholders.

During 2005, the Board of Directors met in executive session on five occasions without the presence of management. In addition, at every regular meeting, each standing committee has the opportunity to meet in executive session, if desired.

Shareholder Communications with the Board

Any shareholder desiring to communicate with the Board of Directors may do so in writing by sending a letter addressed to The Board of Directors, c/o Corporate Secretary, 6 Liberty Lane West, Hampton, NH 03842, or via email to the following address: whitney@unitil.com. The Corporate Secretary has been instructed by the Board to promptly forward communications so received to each member of the Board of Directors.

Nominations

The Nominating Committee is the standing committee responsible for determining the slate of director nominees for election by shareholders, which the committee recommends for consideration by the Board. All director nominees are approved by the Board prior to annual proxy material preparation and are required to stand for election by shareholders at the next annual meeting. For positions on the Board created by a director leaving the Board prior to the expiration of his or her current term, whether due to death, resignation, or other inability to serve, Article II of the Company’s By-Laws provides that a director elected by the Board to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office.

The Nominating Committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, such firms have been used in the past and the Nominating Committee may engage a third party to provide such services in the future, as it may deem necessary or appropriate at the time in question.

The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered. Minimum criteria for director nominees are set forth in the Corporate Governance Guidelines, as well as in the charter of the Nominating Committee. A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within their chosen fields, and have the ability to quickly understand complex principles of business, finance, and utility regulation. Candidates with potential conflicts of interest or who do not meet independence criteria will be identified and disqualified. The Nominating Committee will consider these criteria for nominees identified by the Committee, by other members of the Board, by shareholders, or through some other source. When current Board members are considered for nomination for reelection, the Nominating Committee also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Nominating Committee will consider qualified candidates for possible nomination that are recommended by shareholders. Shareholders wishing to make such a recommendation may do so by sending the following information to the Nominating Committee c/o the Corporate Secretary at the address listed under the heading “Shareholder Communications with the Board”: (1) name of the candidate with brief biographical information and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above as well as the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used for further evaluation. On the basis of information collected during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating Committee by any shareholder in connection with the 2006 annual meeting. Any shareholders desiring to present a nomination for consideration by the Nominating Committee prior to the 2007 annual meeting must do so prior to November 14, 2006, in order to provide adequate time to fully evaluate the proposed nominee.

Reports of Ownership

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities to file certain reports of ownership and changes in share ownership with the SEC and the AMEX. Based upon its review of such forms that were filed in 2005, and written representations from certain reporting persons that such forms were not required to be filed by those persons in 2005, the Company believes that all filing requirements applicable to its officers and directors during 2005 and through February, 2006, were met.

Information About Nominees for Director

Each nominee has been a member of the Board of Directors since the date indicated. Messrs. Schoenberger and Tenney, and Dr. Voll, are standing for re-election this year upon the unanimous recommendation of the members of the Nominating Committee, and the unanimous approval of the Board of Directors on January 12, 2006.

Proxies will be voted for the persons whose names are set forth below unless instructed otherwise. If any nominee shall be unable to serve, the proxies will be voted for such person as may be designated by management to replace such nominee. Each of the nominees has consented to being named in this proxy statement and to serve if elected. Unless otherwise indicated, all shares shown represent sole voting and investment power.

Nominees for Director Whose Term of Office Will Expire in the Year 2009

	Director Since	Common Stock Owned Beneficially on February 14, 2006 (1) Shares

Robert G. Schoenberger, Age 55	1997	127,407 (2)(3)(4)(5)

Chairman of the Board and Chief Executive Officer, since 1997, as well as President, since 2003, of Unitil. Prior to his employment with Unitil, Mr. Schoenberger was President and Chief Operating Officer of the New York Power Authority (state owned public power enterprise) from 1993 until 1997. Mr. Schoenberger has also been a Trustee and Chairman of Exeter Health Resources, Exeter, NH, since 1998. Mr. Schoenberger is a former Director of the Greater Seacoast (NH) United Way (1998 – 2004), the New England Gas Association (1999 – 2002) and the Southwest Power Pool (2003 – 2005).

Charles H. Tenney III, Age 58	1992	4,164

Director of Operations of Brainshift.com, Inc., Winchester, MA (learning technology development company) since 2002. Mr. Tenney is a former financial advisor (2001-2002) at H&R Block Financial Advisors, Ashland, MA, and a former Director of Corporate Services (1999-2000), Log On America, Inc., Providence, RI (local exchange carrier and Internet service provider). Mr. Tenney also serves as a member of the Board of Overseers of the Huntington Theater Company, Boston, MA, since 2004.

Dr. Sarah P. Voll, Age 63	2003	1,426

Vice President, National Economic Research Associates, Inc., (“NERA”), Washington, DC, (a firm of consulting economists specializing in industrial and financial economics) since 1999. Prior to 1999, Dr. Voll was a Senior Consultant, also at NERA, 1996-1999.

Information About Directors Whose Terms of Office Continue

	Director Since	Term to Expire	Common Stock Owned Beneficially on February 14, 2006 (1) Shares

Dr. Robert V. Antonucci, Age 60	2004	2008	217

Dr. Antonucci has been President of Fitchburg State College (“FSC”) in Fitchburg, MA, since 2003. Prior to his employment with FSC, Dr. Antonucci was President of the School Group of Riverdeep, Inc., San Francisco, CA, from 2001 – 2003, and President and CEO of Harcourt Learning Direct and Harcourt Online College, Chestnut Hill, MA, from 1998 – 2001. Dr. Antonucci also served as the Commissioner of Education for the Commonwealth of Massachusetts from 1992 – 1998. Dr. Antonucci also serves as a Director of Eastern Bank (formerly Plymouth (MA) Savings Bank) since 1988.

David P. Brownell, Age 62	2001	2008	2,422

Retired Senior Vice President of Tyco International Ltd., (“Tyco”) (diversified global manufacturing and service company), Portsmouth, NH, since 2003. Mr. Brownell had been with Tyco since 1984. Mr. Brownell is also a Vice Chairman of the Board of the University of New Hampshire Foundation, former Volunteer Board President of the United Way of the Greater Seacoast, and a former Board member of the NH Junior Achievement Advisory Council.

Michael J. Dalton, Age 65	1984	2007	41,867 (6)

Retired President and Chief Operating Officer of Unitil since 2003. Mr. Dalton has been a member of the advisory Board of the UNH College of Engineering & Physical Sciences since 2003. Mr. Dalton is also a former Director of the New England Gas Association (2002-2003), the Electric Council of New England, the University of New Hampshire Foundation, the University of New Hampshire Alumni Association, and the University of New Hampshire President’s Council.

Albert H. Elfner, III, Age 61	1999	2008	6,334

Retired Chairman (1994-1999) and Chief Executive Officer (1995-1999) of Evergreen Investment Management Company, Boston, MA. Mr. Elfner is also a Director of NGM Insurance Company (“NGM”), Jacksonville, FL, as well as a member of the NGM Finance Committee, and the Chairman of MDT Funds (formerly Optimum Q Funds.)

Edward F. Godfrey, Age 56	2002	2007	1,843

Retired Executive Vice President and Chief Operating Officer (1997-1998) of Keystone Investments, Incorporated (“Keystone”), Boston, MA. Also at Keystone, Mr. Godfrey was Senior Vice President, Chief Financial Officer and Treasurer from 1988 until 1996. Mr. Godfrey is also a Director of Reilly Mortgage Group (“Reilly”), as well as a member of Reilly’s Audit Committee.

Information About Directors Whose Terms of Office Continue, continued

	Director Since	Term to Expire	Common Stock Owned Beneficially on February 14, 2006 (1) Shares

Michael B. Green, Age 56	2001	2008	1,222

President and Chief Executive Officer of Capital Region Health Care and Concord Hospital, Concord, NH, since 1992. Mr. Green is also a member of the Adjunct Faculty, Dartmouth Medical School, Dartmouth College, Hanover, NH. In addition, Mr. Green also currently serves on the board of the Foundation for Healthy Communities, is a Director and Vice Chair of the New Hampshire Hospital Association, a Director of New Hampshire Business Committee for the Arts, a Director of Merrimack County Savings Bank including membership on the bank’s Investment and Audit Committees, and a member of the Concord Monitor Board of Contributors.

Eben S. Moulton, Age 59	2000	2007	2,779

Managing Partner of Seacoast Capital Corporation, Danvers, MA (private investment company) since 1995. Mr. Moulton is also a Director of IEC Electronics (complex circuit boards manufacturer), a Director of six private companies, and a Trustee of Colorado College, Colorado Springs, CO.

M. Brian O’Shaughnessy, Age 62	1998	2008	3,170

Chairman of the Board, Chief Executive Officer and President of Revere Copper Products, Inc., Rome, NY, since 1988. Mr. O’Shaughnessy also serves on the Board of Directors of the National Association of Manufacturers, the International Copper Association, the Copper Development Association, and the Copper and Brass Fabricators Council. Mr. O’Shaughnessy serves in New York State as Chairman of the Industrial Energy Consumer Coalition, and as a member of the Board of Directors of the Multiple Intervenors (an industrial energy group).

NOTES:

Except as otherwise noted, each of the persons named above has held his present position (or another executive position with the same employer) for more than the past five (5) years.

(1)	Based on information furnished to Unitil by the nominees and continuing Directors. No Director standing for election, no Director whose term is continuing, and no officer beneficially owns more than one percent of the total outstanding shares.
(2)	Included are 3,100 shares that are held in trust for Mr. Schoenberger under the terms of the 401(k). Mr. Schoenberger has voting power only with respect to the shares credited to his account. For further information regarding the 401(k), see “Other Compensation Arrangements—Tax-Qualified Savings and Investment Plan,” below.
(3)	Included are 38,202 options that Mr. Schoenberger has the right to purchase pursuant to the exercise of those options under the terms of the 1989 Key Employee Stock Option Plan (“KESOP”). For further information regarding the KESOP, see “Other Compensation Arrangements” below.
(4)	Included are 60,000 fully-vested options that Mr. Schoenberger has the right to purchase upon the exercise of those options under the terms of the 1998 Stock Option Plan. See “Other Compensation Arrangements, below.” Mr. Schoenberger was granted 20,000 options in March, 1999, 20,000 options in January, 2000, and 20,000 options in January, 2001, all of which vested at a rate of 25% in year one, 25% in year two, and 50% in year three, following the dates of the respective grants.
(5)	Included are 14,000 shares of unvested restricted stock, which includes the 2006 grant of 5,000 shares of restricted stock awarded on February 16, 2006. All shares of restricted stock were granted under the terms and conditions of the Restricted Stock Plan (see “Other Compensation Arrangements,” below). Shares granted under the Restricted Stock Plan vest at a rate of 25% per year, following the date of the grant.
(6)	Included are 8,588 shares held by a member of Mr. Dalton’s family. He has no voting rights or investment power with respect to, and no beneficial interest in, such shares.

Compensation of Directors

In 2005, members of the Board of Directors who are not officers of Unitil or any of its subsidiaries received an annual retainer fee of $7,000 in cash and $5,500 in Unitil Common Stock, as well as $1,000 for each Board Meeting attended. Members of the Audit Committee, Compensation Committee and Executive Committee each received an annual retainer fee of $3,000 and $1,000 for each meeting attended. The Chairman of the Audit Committee, Chairman of the Compensation Committee, and Chairman of the Executive Committee each received an annual retainer fee of $8,000 and $1,000 for each meeting attended. Members of the Nominating Committee each received an annual retainer fee of $2,000 and $1,000 for each meeting attended. The Chairman of the Nominating Committee received an annual retainer fee of $4,000 and $1,000 for each meeting attended. Those Directors of Unitil who also serve as Directors of FG&E and Unitil Energy and who are not officers of Unitil or any of its subsidiaries received a meeting fee of $100 per subsidiary meeting attended and no annual retainer fee from FG&E or Unitil Energy. All Directors are entitled to reimbursement of expenses incurred in connection with attendance at meetings of the Board of Directors and any Committee on which they serve.

As part of the Company’s overall support for charitable institutions, from 1999 through 2004 the Company maintained a program that provided a gift of $1,000 annually for a total of five years to the Greater Seacoast United Way (“United Way”) on behalf of each Director who retired from the Board. Past retiring Directors received no financial benefit from this program. The final gift to the United Way donated on behalf of the two Directors who retired in 2001 was made in 2005. This program was discontinued in 2005 and thus there will be no new charitable gifts contributed on behalf of retiring Directors.

Committees of the Board of Directors

Audit Committee

The Audit Committee of the Board of Directors consists of three directors who are not officers of the Company and are “independent” as defined by SEC regulations and the listing standards of the AMEX. The members of the Audit Committee are Dr. Robert V. Antonucci, Edward F. Godfrey (chairman), and Michael B. Green. Dr. Antonucci was elected to the Audit Committee on March 23, 2005. On September 26, 2003, the Board of Directors confirmed by a unanimous vote that Messrs. Godfrey and Green are “Audit Committee Financial Experts,” as defined by the rules promulgated by the SEC. The Audit Committee held eight meetings in 2005 for the purpose of discharging its responsibilities in accordance with the Audit Committee Charter (“the Charter”). In accordance with the Charter, the Audit Committee is responsible for providing independent and objective oversight of the Company’s accounting functions, internal controls and financial reporting. The Audit Committee is also directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor. Annually, the Audit Committee reviews the Charter and adopts amendments, if necessary, to reflect changes governing financial reporting and accounting requirements or its responsibilities. The Charter was last amended on February 21, 2003, last reviewed and ratified on October 27, 2005, and is included in this Proxy Statement as Appendix A. The Charter of the Audit Committee is also available on the Company’s website at www.unitil.com. The Audit Committee Report, which appears on page 12, more fully describes the activities and responsibilities of the Audit Committee.

Compensation Committee

The Compensation Committee of the Board of Directors consists of three directors who are “independent” as defined by SEC regulations and the listing standards of the AMEX. The Compensation Committee held six meetings in 2005 and consists of David P. Brownell, Eben S. Moulton (chairman) and Dr. Sarah P. Voll. The duties of this Committee include studying and making recommendations to the Board of Directors with respect to base salary policy, incentive compensation plans and other benefit programs, as well as annual approval of executive base salaries and recommendations to the Board of Directors for base salaries of Unitil Corporation officers and senior management. The Compensation Committee’s duties also include the administration of the Company’s Restricted Stock Plan, Stock Option Plan, and Key Employee Stock Option Plan, approval of grants under the Restricted Stock Plan, as well as administration of merit, incentive and commission compensation plans for all appropriate personnel, and approval of annual incentive compensation plan payments.

Executive Committee

The Executive Committee of the Board of Directors held four meetings in 2005. Its members are Albert H. Elfner, III (chairman), Eben S. Moulton, M. Brian O’Shaughnessy, Robert G. Schoenberger, and Charles H. Tenney III. The Executive Committee’s responsibility is to review and oversee corporate policies related to the Company’s long-range strategic business, financial and operating plans. The Executive Committee’s duties also include the review and recommendation of corporate governance standards, and the annual review of CEO performance.

Nominating Committee

The Nominating Committee consists of three directors who are “independent” as defined by SEC regulations and the listing standards of the AMEX. The Nominating Committee held one meeting in 2005. Its members are David P. Brownell, Albert H. Elfner, III (chairman), and M. Brian O’Shaughnessy. The responsibilities of the Nominating Committee are to coordinate suggestions or searches for potential nominees for Board members, to review and evaluate qualifications of potential Board members, to recommend to the Board of Directors nominees for vacancies occurring from time to time on the Board of Directors, and the annual review of Board member performance prior to recommendation for nomination to stand for election to an additional term.

Audit Committee Report

The following report is submitted by the Audit Committee of Unitil Corporation with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2005.

In discharging its oversight responsibility regarding the audit process, the Audit Committee received a written statement from the independent auditors describing all relationships between the auditors and the Company that might bear on their independence, consistent with Independence Standards Board Standard No. 1—“Independence Discussions with Audit Committees.” The Audit Committee also discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61—“Communication with Audit Committees.”

During 2005, the Audit Committee members received the quarterly financial information for review and comment prior to the filing of Form 10-Q with the Securities and Exchange Commission. In fulfilling its responsibilities for the financial statements, the Audit Committee also reviewed the Company’s significant accounting policies and the audited financial statements of the Company for the fiscal year ended December 31, 2005, with management and the independent auditors. Based on the reviews with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee Members

Dr. Robert V. Antonucci, Edward F. Godfrey (Chairman), and Michael B. Green

Change in Independent Accountant

On May 2, 2005, the Audit Committee engaged Vitale, Caturano & Company, Ltd. (“VCC”) as the independent accountant to audit the Company’s financial statements for the fiscal year ending December 31, 2005. VCC replaced Grant Thornton LLP (“Grant Thornton”), which declined to stand for re-appointment as the independent accountant pursuant to a letter to the Company dated March 29, 2005.

Grant Thornton’s reports on the Company’s consolidated financial statements for the years ended December 31, 2004 and 2003 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Further, during each of the years ended December 31, 2004 and 2003, and during the subsequent interim period preceding the replacement of Grant Thornton, there were no disagreements between Grant Thornton and the Company with respect to any matter of accounting principle or practice, financial statement disclosure, or audit scope or procedure.

Principal Accountant Fees and Services

The following table presents professional fees billed to the Company by VCC for the year ended December 31, 2005, and Grant Thornton for the year ended December 31, 2004.

	Fiscal 2005	Fiscal 2004
Audit Fees	$255,689	$502,102
Audit-Related Fees	$25,296	$20,000
Tax Fees	$0	$38,350
All Other Fees	$0	$0
Total Fees	$280,985	$560,452

Audit Fees:  In 2005, this category includes fees incurred for professional services rendered by VCC for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal controls over financial reporting.

In 2004, this category includes fees incurred for professional services rendered by Grant Thornton for reviewing the quarterly financial statements included in the Company’s filings on Form 10-Q, auditing the Company’s annual financial statements, including Form 10-K, and auditing the Company’s internal controls over financial reporting. This fee amount has been updated from the $280,296 previously reported in the Company’s 2004 proxy statement to include final billing of $221,806 pertaining to additional services performed by Grant Thornton in 2005 principally related to the Company’s initial compliance with Section 404 of the Sarbanes-Oxley Act of 2002. This change reflects billings above the amount originally estimated by Grant Thornton to perform this work.

Audit-Related Fees:  In 2005, this category includes fees incurred for professional services rendered by VCC for auditing the Company’s Group Insurance Plan.

In 2004, this category includes fees incurred for professional services rendered by Grant Thornton for auditing the Company’s employee pension and benefit plans.

Tax Fees:  In 2004, the category includes fees incurred for professional services rendered by Grant Thornton in connection with federal and state income tax return preparation and compliance filings.

All Other Fees:  VCC and Grant Thornton did not render any professional services that are not within the scope of the above categories.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm engaged to audit the Company’s consolidated financial statements. The policy requires that all services to be provided by the Company’s auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by VCC during fiscal 2005.

Compensation Committee Report

General Compensation Policies

The overall objective of the Company’s compensation policies for executive officers, as recommended by the Compensation Committee (“the Committee”) and approved by the Board of Directors (“the Board”), is to attract, retain and reward persons who are committed to achieving solid financial performance and excellence in the management of the assets of the Company. Accordingly, the Committee has recommended, and the Board has approved, executive compensation that varies with the operating performance of the Company.

The Company’s salary policy is reviewed from time to time by outside consultants to ensure competitiveness with other investor-owned electric and gas utility companies, and with general industry. In 2005, the Committee received an independent outside consultant report assessing overall compensation competitiveness as compared to market for all grade levels. To further advance toward the Company’s competitive compensation goal, the Committee utilized the results of the consultant’s report to set the salary budget for 2006. The Compensation Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns. Thus, the compensation peer group utilized by the consultant is not the same as the peer group index in the Comparative Five-Year Total Returns graph included in this Proxy Statement on page 16.

The Company pays both “base” and “variable” compensation to its officers. The variable compensation has two components: an annual cash bonus and an annual award of company stock.

The base component of compensation is determined under Unitil’s salary policy, which assigns each position a grade and a salary range. The salary range is then used to manage each employee’s salary, and an employee’s salary within the range is based on merit. Merit increases within the range are determined based on each individual’s skills, experience, performance and position in their salary range. Merit increases also are one of the methods used to reach the Company’s competitive compensation goal, which is to ensure that employees are paid at or near the market median.

The variable component of compensation paid out as a cash bonus is based on factors that measure the success of the Company for any given year, and is governed by the Unitil Management Incentive Plan (“Incentive Plan”). These factors are the same for executive officers and general employees to ensure that all employees are focused on common bottom-line business and operational results. Under the Incentive Plan, executive officers may receive a cash bonus if the Company meets certain quantitative goals that are set at the beginning of each year by the Committee. Each executive officer’s target bonus is set according to the relative level of his or her position when compared to other electric and gas utility companies. For 2005, the Committee established the following quantitative goals:

1)	Earnings Per Share (20%)—the achievement of a stipulated level of earnings per share

2)	Reliability (20%)—the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard

3)	Customer Satisfaction (10%)—the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national benchmark for residential customers

4)	Three-Year Average Return On Equity (15%)—the achievement of return on equity measured against same-year performance of peer utility companies

5)	Operations and Maintenance Cost Per Customer (15%)—the achievement of O&M cost per customer measured against same-year performance of peer utility companies

6)	Residential Rates (20%)—the achievement of residential rates measured against same-year performance of peer utility companies

Target bonuses are established as a percentage of base salary, with the actual percentage of base salary earned as a bonus determined by the Committee with reference to the achievement of the stipulated levels of the quantitative goals for the previous year. In addition, the Committee has the authority to increase or decrease the amount of the bonus earned by all plan participants for the previous year based upon the Committee’s assessment of certain qualitative performance objectives, such as capitalizing on unplanned opportunities and responding to unforeseen problems.

The 2005 results for the quantitative performance goals listed above exceeded the performance targets established by the Committee. Combined with their qualitative assessment of Company performance, the Committee determined that an incentive payout above target would be appropriate for 2005. The 2005 Incentive Plan bonuses are reflected in the Summary Compensation Table on page 18.

The variable component of compensation paid out as stock provides grants of restricted stock to certain members of senior management chosen by the Committee (the “plan participants”), and is governed by the Unitil Corporation 2003 Restricted Stock Plan (“Stock Plan”). Target grants of restricted stock are established at the beginning of each year for plan participants, including the chief executive officer. The actual amount of each restricted stock grant is determined by the Committee based on the achievement of the same quantitative and qualitative factors used to determine bonuses payable under the Incentive Plan. The Committee anticipates annual Stock Plan grants, with each grant vesting over a four-year period. In March, 2005, the Committee granted a total of 10,900 shares to the plan participants. In February, 2006 the Committee determined that the achievement of 2005 goals justified an aggregate 2006 Stock Plan grant of 14,375 shares to the plan participants.

Compensation of the Chief Executive Officer

The Board of Directors approves the compensation of the chief executive officer (“CEO”), as recommended by the Compensation Committee. The Compensation Committee makes this recommendation based upon the evaluation of CEO annual performance conducted by the Executive Committee. The Compensation Committee determines the compensation of all other Company executive officers, as well as other senior employees. The Board of Directors ratifies the salary decisions of the Committee.

The compensation of the CEO is governed by the same plans and objectives as outlined above for all executive officers. As chairman of the board, CEO and president of the Company,

Mr. Schoenberger was paid a base salary of $367,158 in 2005. This amount was determined with reference to both the terms of Mr. Schoenberger’s employment agreement, which calls for a base salary with an annual performance and salary review, and Unitil’s general salary policy. (Mr. Schoenberger’s 2003 – 2006 Employment Agreement is described in detail on pages 26 and 27.) Mr. Schoenberger’s variable compensation is evaluated and determined using the same quantitative and qualitative factors as the other participants in the Incentive Plan and the Stock Plan, as described above. For the attainment of both quantitative and qualitative factors in 2005, Mr. Schoenberger was paid a bonus of $229,474 under the Incentive Plan, and received a grant of 5,000 shares of restricted stock under the Stock Plan.

Compensation Committee Members

David P. Brownell, Eben S. Moulton (Chairman) and Dr. Sarah P. Voll

Stock Performance Graph and Information

Comparative Five-Year Total Returns

NOTES:

(1)	The graph above assumes $100 invested on December 31, 2000, in each category and the reinvestment of all dividends during the five-year period. The Peer Group is comprised of the S&P Utility Index.

Description of Management

The table below shows the named executive officers’ biographical information, with the exception of Mr. Schoenberger. Biographical information for Mr. Schoenberger, who is a Director, as well as Chairman, Chief Executive Officer and President of the Company, is included in the section of this document entitled “As to the Election of Directors—Information About Nominees for Director” on page 7.

MANAGEMENT INFORMATION TABLE
Name and Principal Position	Age	Description

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	46	Mr. Collin has been Unitil’s Senior Vice President and Chief Financial Officer since February 2003. Mr. Collin has served as Unitil’s Treasurer since 1998. Mr. Collin joined Unitil in 1988, and served as Unitil’s Vice President of Finance from 1995 until 2003.

Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	43	Mr. Meissner has been Unitil’s Senior Vice President and Chief Operating Officer since June 2005. Mr. Meissner served as Unitil’s Senior Vice President, Operations from February 2003 through June 2005. Mr. Meissner joined Unitil in 1994 and served as Unitil’s Director of Engineering from 1998 to 2003.

George R. Gantz Senior Vice President, Unitil Service	54	Mr. Gantz has been Unitil’s Senior Vice President, Customer Services and Communications since January 2003. Mr. Gantz joined Unitil in 1983 and served as Unitil’s Senior Vice President, Communication and Regulation from 1994 to 2003.

Todd R. Black Vice President, Unitil Service	41	Mr. Black has been Unitil’s Vice President, Energy Markets since January 2003. Mr. Black joined Unitil in 1998 and served as Vice President, Sales and Marketing for Usource from 1998 to 2003.

Laurence M. Brock Controller & Chief Operating Officer	52	Mr. Brock has been Unitil’s Controller and Chief Accounting Officer since June 2005. Mr. Brock joined Unitil in 1995 as Vice President and Controller, and is a Certified Public Accountant in the State of New Hampshire.

George E. Long, Jr. Vice President, Unitil Service	49	Mr. Long has been Unitil’s Vice President, Administration since February 2003. Mr. Long joined Unitil in 1994 and was Director, Human Resources from 1998 to 2003

Raymond J. Morrissey Vice President, Unitil Service	58	Mr. Morrissey has been Unitil’s Vice President, Information Systems since February 2003. Mr. Morrissey served as Unitil’s Vice President of Customer Service from 1992 to 2003, and from 1991 to 1992, he was the General Manager of Unitil’s subsidiary, FG&E. Mr. Morrissey joined Unitil in 1985.

Sandra L. Whitney Corporate Secretary	42	Ms. Whitney has been Unitil’s Corporate Secretary and Secretary of the Board since February 2003. Ms. Whitney joined Unitil in 1990 and has been the Corporate Secretary of Unitil’s subsidiary companies, FG&E, UES, Unitil Power, Unitil Realty and Unitil Service since 1994.

Compensation of Officers

The table below shows the compensation Unitil and/or its subsidiaries has paid to its Chief Executive Officer and its four other most highly compensated officers whose total annual salary and bonus were at least $100,000 during the year 2005.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards			Payout
Name and Principal Position (1)	Year	Salary ($)	Bonus ($) (2)	Other Annual Comp. ($)	Restricted Stock Awards ($) (3)		Options (#) (4)	LTIP Payout	All Other Comp. ($)
(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)	(i)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	2005 2004 2003	$367,158 354,400 334,400	$229,474 155,936 200,540	— — —	$127,500 109,880 109,800	(5)	0 0 0	— — —	$9,138 (6)
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	2005 2004 2003	$166,632 159,000 148,000	$72,902 41,976 53,280	— — —	$44,625 21,976 21,960	(7)	0 0 0	— — —	$6,769 (8)
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	2005 2004 2003	$176,327 168,251 155,833	$77,143 51,821 65,450	— — —	$44,625 38,458 38,430	(9)	0 0 0	— — —	$6,664 (10)
George R. Gantz Senior Vice President, Unitil Service	2005 2004 2003	$173,082 167,391 159,420	$64,906 44,191 57,391	— — —	$25,500 21,976 21,960	(11)	0 0 0	— — —	$6,013 (12)
Todd R. Black Vice President, Unitil Service	2005 2004 2003	$145,569 139,300 134,200	$45,490 30,646 40,240	— — —	$15,938 13,735 13,725	(13)	0 0 0	— — —	$5,576 (14)

NOTES:

(1)	Officers of the Company also hold various positions with subsidiary companies. Compensation for those positions is included in the above table.
(2)	Bonus amounts reflected are comprised of the Incentive Plan cash awards. The terms of the Incentive Plan provide a cash incentive opportunity if the Company meets certain pre-established performance targets (see “Other Compensation Arrangements”).
(3)	Shares of restricted stock were awarded under the Restricted Stock Plan in February 2006, March 2005, and April 2004 for prior year performance. Shares vest at a rate of 25% per year following the date of the grant. All shares of restricted stock, once granted, are fully eligible for quarterly dividend payments, as well as for participation in the Dividend Reinvestment and Stock Purchase Plan. Values shown in column (f) represent the value of the award at the time of grant based on the closing price of Unitil Common Stock on the day of the grant. Actual valuation of the awards granted under the Restricted Stock Plan will be the closing price of Unitil Common Stock on the day the shares vest (see “Other Compensation Arrangements”).
(4)	No options were granted in 2003, 2004 or 2005 under the 1998 Stock Option Plan to any Option Plan participant. See “Other Compensation Arrangements.”
(5)	As of December 31, 2005, Mr. Schoenberger held 9,000 unvested restricted shares with a value of $226,439. Mr. Schoenberger received dividends on all shares of unvested restricted stock held in 2005.
(6)	All Other Compensation for Mr. Schoenberger for the year 2005 includes a 401(k) company contribution and a Group Term Life Insurance payment valued at $6,300 and $2,838, respectively.
(7)	As of December 31, 2005, Mr. Collin held 1,800 unvested restricted shares with a value of $45,288. Mr. Collin received dividends on all shares of unvested restricted stock held in 2005.

NOTES, continued:

(8)	All Other Compensation for Mr. Collin for the year 2005 includes a 401(k) company contribution and a Group Term Life Insurance payment valued at $6,258 and $511, respectively.
(9)	As of December 31, 2005, Mr. Meissner held 3,150 unvested restricted shares with a value of $79,254. Mr. Meissner received dividends on all shares of unvested restricted stock held in 2005.
(10)	All Other Compensation for Mr. Meissner for the year 2005 includes a 401(k) company contribution and a Group Term Life Insurance payment valued at $6,300 and $364, respectively.
(11)	As of December 31, 2005, Mr. Gantz held 1,800 unvested restricted shares with a value of $45,288. Mr. Gantz received dividends on all shares of unvested restricted stock held in 2005.
(12)	All Other Compensation for Mr. Gantz for the year 2005 includes a 401(k) company contribution and a Group Term Life Insurance payment valued at $5,193 and $820, respectively.
(13)	As of December 31, 2005, Mr. Black held 1,125 unvested restricted shares with a value of $28,305. Mr. Black received dividends on all shares of unvested restricted stock held in 2005.
(14)	All Other Compensation for Mr. Black for the year 2005 includes a 401(k) company contribution and a Group Term Life Insurance payment valued at $5,286 and $290, respectively.

Other Compensation Arrangements

The table below provides information with respect to the value of unexercised options granted in prior years under the Key Employee Stock Option Plan (“KESOP”) and the value of unexercised options granted in prior years under the 1998 Stock Option Plan, respectively, to the named executive officers in the Summary Compensation Table and held by them as of December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR (FY) AND FY-END OPTION VALUES (1) (2) (3)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
			Exercisable/ Unexercisable		Exercisable/ Unexercisable
(a)	(b)	(c)	(d)		(e)
Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	—	—	exercisable unexercisable	98,202 0	exercisable unexercisable	$213,842 $0
Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	—	—	exercisable unexercisable	5,000 0	exercisable unexercisable	$0 $0
Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	—	—	exercisable unexercisable	3,000 0	exercisable unexercisable	$0 $0
George R. Gantz Senior Vice President, Unitil Service	—	—	exercisable unexercisable	7,500 0	exercisable unexercisable	$0 $0
Todd R. Black Vice President, Unitil Service	—	—	exercisable unexercisable	6,000 0	exercisable unexercisable	$0 $0

NOTES:

(1)	All options associated with the KESOP, with the exception of Mr. Schoenberger’s options, were exercised as of March 7, 1999. See “Other Compensation Arrangements.”
(2)	Under the 1998 Stock Option Plan, the options reported were granted in March, 1999, January, 2000, and January, 2001. No options were granted in 2003, 2004 or 2005.
(3)	In April, 2004, the remaining ungranted shares in the 1998 Stock Option Plan were deregistered with the SEC. See “Other Compensation Arrangements.”

Equity Compensation Plan Benefit Information

The Restricted Stock Plan

In January, 2003, the Board of Directors adopted the Unitil Corporation Restricted Stock Plan (the “Restricted Stock Plan”). The Restricted Stock Plan was approved by the shareholders of the Company at the 2003 Annual Meeting of Shareholders.

The objectives of the Restricted Stock Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals thereby linking the personal interests of participants to those of the Company’s shareholders, to attract and retain employees and directors of outstanding ability, and to promote teamwork among participants. The Compensation Committee is charged with the administration of the Restricted Stock Plan. Persons eligible to participate in the Restricted Stock Plan include all employees, directors and consultants of the Company, its subsidiaries and its affiliates.

Awards under the Restricted Stock Plan are granted in the form of restricted shares of the Company’s Common Stock. Awards under the Restricted Stock Plan may vary each year based on the achievement of annual performance objectives that correlate with the annual performance objectives as defined under the Incentive Plan. The Incentive Plan is described more fully on page 23 and in the Compensation Committee Report on pages 14 through 16. Annual performance objectives are established each year by the Compensation Committee. The percentage of the target award that a Restricted Stock Plan participant receives is also based upon subjective evaluations by the Compensation Committee, such as management’s performance in capitalizing on unplanned opportunities and responding to unforeseen problems. Target grant awards have been established that vary based upon the grade level of each participant’s position in the Company. Actual awards can be less than or greater than the target grant depending upon actual results achieved.

Awards vest fully over a period of four (4) years (the “Period of Restriction”) at a rate of 25% each year. The restricted shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated during the Period of Restriction. The restricted shares are subject to forfeiture if the participant ceases to be employed by the Company for any reason other than the participant’s death. Subject to restrictions under applicable law or as may be imposed by the Company, restricted shares underlying each Award made under the Restricted Stock Plan shall become freely transferable by the Participant at the end of the applicable Period of Restriction.

Participants holding restricted shares granted under the Restricted Stock Plan shall have all the rights of a shareholder of the Company, including the right to vote the restricted shares prior to vesting. Any cash dividends paid on the Restricted Shares prior to vesting are credited to the participant’s account, and may be subject to such restrictions as the Compensation Committee may determine to be appropriate and as are set forth in the particular Award Agreement.

Awards may be grossed-up to offset the participant’s tax obligation in connection with the award. This gross-up feature is intended to prevent a participant from having to sell a portion of the shares granted in the award or previous awards in order to pay the taxes on the award, which would be a direct contradiction to one of the stated objectives of the Restricted Stock Plan, which is to encourage stock ownership in the Company. The Compensation Committee will take into account the value of the gross-up feature and reduce the size of the awards accordingly.

Upon the occurrence of a “Change in Control” of Unitil, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, any restrictions and transfer limitations imposed on Restricted Shares will immediately lapse. The term “Change in Control” is defined for this purpose on page 26.

The 1998 Stock Option Plan

In December, 1998, the Board of Directors adopted the Unitil Corporation 1998 Stock Option Plan (“Option Plan”). The purpose of the Option Plan was to provide an incentive to key employees and directors of Unitil and its affiliates who were in a position to contribute materially to the long-term success of Unitil and/or its affiliates, to increase their interest in the welfare of Unitil and its affiliates, and to attract and retain employees and directors of outstanding ability. The Company had originally intended to grant stock options under the Option Plan each year through March 1, 2004, to certain employees and directors, for the purchase of up to 350,000 shares of Unitil Common Stock.

On January 16, 2003, the Board of Directors terminated the Option Plan upon the recommendation of the Compensation Committee. The Compensation Committee also recommended that the Company adopt the Restricted Stock Plan to replace the Option Plan. (See “Restricted Stock Plan,” above.) The Option Plan remains in effect solely for the purpose of the continued administration of all options currently outstanding under the Option Plan. No further grants of options will be made thereunder. In April, 2004, the remaining ungranted shares in the Option Plan were deregistered with the SEC.

Stock options granted under the Option Plan entitle the holders of those options to purchase up to the number of shares of common stock specified in the grant at a price established by the Committee. All grants were issued at 100% of market value at the time of the grant. Each option grant has a vesting period of three years and each grant expires ten years after the date of grant. Currently, all options still outstanding under the Option Plan are fully vested.

The Compensation Committee is charged with the administration of the Option Plan. The Option Plan authorizes the Compensation Committee to provide in the award agreements that the participant’s right to exercise the options provided for therein will be accelerated upon the occurrence of a Change in Control of Unitil. The term “Change in Control” is defined for this purpose on page 26. All of the award agreements entered into with participants in the Option Plan to date contain such a “Change in Control” provision.

Grants were made to certain management employees in March, 1999, January, 2000, and January, 2001. No grants have been made to any Option Plan participant since 2001.

The Key Employee Stock Option Plan

The Key Employee Stock Option Plan (“KESOP”) was adopted by the Board of Directors on January 17, 1989, and approved by the Company’s shareholders on July 11, 1989. The KESOP authorized the Compensation Committee to provide in the award agreements that the participant’s right to exercise the options provided for therein will be accelerated upon the occurrence of a “Change in Control” of Unitil. The term “Change in Control” is defined for this purpose on page 26. Award agreements entered into with participants in the KESOP contain such a “Change in Control” provision. Award agreements also provide that, upon the exercise of an option on or after a Change in Control, Unitil shall pay to the optionee, within five business days, a lump sum cash amount equal to the economic benefit of the optionee’s outstanding options and associated dividend equivalents that the optionee would have received had the option remained unexercised until the day preceding the expiration of the grant.

Upon the exercise of any option by an employee and upon payment of the option price for shares of Unitil Common Stock as to which the option was granted (the “Primary Shares”), Unitil will cause to be delivered to such employee (i) the Primary Shares and (ii) the number of shares of Unitil Common Stock (the “Dividend Equivalent Shares”) equal to the dollar amount of dividends which would have been paid on the Primary Shares (and previously accrued Dividend Equivalent Shares) had they been outstanding, divided by the fair market value of Unitil Common Stock determined as of the record date for each dividend. All options granted under the KESOP, excluding Mr. Schoenberger’s options, described below, were granted in 1989 with an expiration date of 1999. All such options were exercised prior to March 7, 1999.

In accordance with the terms of Mr. Schoenberger’s 1997 employment agreement, on November 3, 1997, 25,000 options to purchase shares of Company stock were granted to Mr. Schoenberger under the KESOP. The options granted to Mr. Schoenberger became exercisable on November 3, 1998. In 1998, the Compensation Committee extended the expiration date of Mr. Schoenberger’s options to November 3, 2007. As of December 31, 2005, Mr. Schoenberger’s options are the only options outstanding under the KESOP and Mr. Schoenberger is the only participant in the KESOP.

Non-Equity Compensation Plan Benefit Information

The Incentive Plans

The Company has, since December, 1998, a Management Incentive Plan and an Employee Incentive Plan to provide cash incentive payments that are tied directly to achievement of the Company’s strategic goals. Annual performance objectives are established each year by the Compensation Committee and payment of awards, if applicable, is made prior to March 15 in the year following achievement of the objectives. Target incentive payments have been established that vary based upon the grade level of each participant’s position. Actual awards can be less than or greater than the target payout depending upon actual results achieved. See the Compensation Committee Report on pages 14 through 16 for additional information.

The Retirement Plan

Unitil maintains a tax-qualified defined benefit pension plan and related trust agreement (the “Retirement Plan”) that provides retirement annuities for eligible employees of Unitil and its subsidiaries. Since the Retirement Plan is a defined benefit plan, no amounts were contributed or accrued specifically for the benefit of any officer of Unitil under the Retirement Plan. Directors of Unitil who are not and have not been officers of Unitil or any of its subsidiaries are not eligible to participate in the Retirement Plan.

The table below sets forth the estimated annual benefits (exclusive of Social Security payments) payable to participants in the specified compensation and years of service classifications, assuming continued active service until retirement. Internal Revenue Code Section 401(a) (17) limits earnings used to calculate qualified plan benefits to $170,000 for 2000 and 2001; $200,000 for 2002 and 2003; $205,000 for 2004 and $210,000 for 2005.

PENSION PLAN TABLE
	ANNUAL PENSION
Average Annual Earnings Used for Computing Pension	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service	35 Years of Service	40 Years of Service
$ 100,000	30,000	40,000	45,000	50,000	52,250	55,000
125,000	37,500	50,000	56,250	62,500	65,625	68,750
150,000	45,000	60,000	67,500	75,000	78,750	82,500
200,000	60,000	80,000	90,000	100,000	105,000	110,000
250,000	75,000	100,000	112,500	125,000	131,250	137,500

The present formula for determining annual benefits under the Retirement Plan’s life annuity option is (i) 2% of average annual salary (average annual salary during the five consecutive years out of the last twenty years of employment that give the highest average salary) for each of the first twenty years of benefit service, plus (ii) 1% of average annual salary for each of the next ten years of benefit service and (iii) 1/2% of average annual salary for each year of benefit service in excess of thirty, minus (iv) 50% of age 65 annual Social Security benefit (as defined in the Retirement Plan), and (v) any benefit under another Unitil retirement plan of a former employer for which credit for service is given under the Retirement Plan. A participant is eligible for early retirement at an actuarially reduced pension upon the attainment of age 55 with at least 15 years of service with Unitil or one of its subsidiaries. A participant is 100% vested in his benefit under the Retirement Plan after five years of service with Unitil or one of its subsidiaries. As of January 1, 2006, Messrs. Schoenberger, Collin, Meissner, Gantz and Black had 8, 17, 12, 21 and 7 credited years of service, respectively, under the Retirement Plan.

The Supplemental Executive Retirement Plan

Unitil also maintains a Supplemental Executive Retirement Plan (“SERP”), a non-qualified defined benefit plan. The SERP provides for supplemental retirement benefits to executives selected by the Board of Directors. At the present time, Messrs. Schoenberger, Collin and Meissner have been selected by the Board to receive SERP benefits upon attaining normal or early retirement eligibility. Annual benefits are based on a participant’s final average earnings less the participant’s benefits payable under the Retirement Plan, less other retirement income payable to such participant by Unitil or any previous employer and less income that a participant receives as a primary Social Security benefit. Early retirement benefits are available to a participant, with the approval of the Board of Directors, if the participant has attained age 55 and completed 15 years of service. Should a participant elect to begin receiving early retirement benefits under SERP prior to attaining age 60, the benefits are reduced by 5% for each year that commencement of benefits precedes attainment of age 60. If a participant terminates employment for any reason prior to retirement, the participant will not be entitled to any benefits.

The table below sets forth the projected annual benefit for the current participants in the SERP assuming continued active service until retirement.

SERP BENEFIT TABLE
SERP Participant	Projected Annual Benefit (1)

Robert G. Schoenberger Chairman of the Board, Chief Executive Officer & President	$113,995

Mark H. Collin Senior Vice President, Chief Financial Officer & Treasurer	$0

Thomas P. Meissner, Jr. Senior Vice President & Chief Operating Officer	$0

NOTE:

(1)	Assumptions for the projected annual benefit calculations shown include present salary level, normal retirement at age 65, and projected final average earnings equal to the average of the participant’s respective three consecutive years of highest compensation prior to retirement.

Severance Agreements

Unitil and certain subsidiaries maintain severance agreements (the “Severance Agreements”) with certain management employees, as approved by the Board of Directors, including all executive officers named in this Proxy Statement. The Company maintains both two-year Severance Agreements and three-year Severance Agreements. In 2001, the Company revised the term of its Severance Agreement from three years to two years, and thus Severance Agreements entered into prior to 2001 are three-year agreements, and those entered into during and subsequent to 2001 are two-year agreements. The Severance Agreements are intended to facilitate continuity in the management and operation of Unitil and its subsidiaries in the event of a “Change in Control.” If the stipulated compensation and benefits, position, responsibilities and other conditions of employment are reduced during the twenty-four or thirty-six month period, as applicable based on the term of the agreement, following a Change in Control, the employee is entitled to a severance benefit. Each Severance Agreement becomes effective, and the severance benefit becomes payable, exclusively upon the occurrence of a Change in Control of Unitil. The term “Change in Control” is defined for this purpose on page 26.

The severance benefit is a lump sum cash amount equal to (i) the present value of two or three years’ base salary and bonus, as applicable based on the term of the agreement; (ii) the present value of the additional amount the employee would have received under the Retirement Plan if the employee had continued to be employed for such twenty-four or thirty-six month period, as applicable based on the term of the agreement; (iii) the present value of contributions that would have been made by Unitil or its subsidiaries under the 401(k) if the employee had been employed for such twenty-four or thirty-six month period, as applicable based on the term of the agreement; and (iv) the economic benefit on any outstanding Unitil stock options and associated dividend equivalents, if applicable, assuming such options remained unexercised until the day preceding the expiration of the grant, including the spread on any stock options that would have been granted under the Option Plan if the employee had been employed for such twenty-four or thirty-six month period, as applicable based on the term of the agreement. Each Severance Agreement also provides for the continuation of all employee benefits for a period of twenty-four or thirty-six months, as applicable based on the term of the agreement, commencing with the month in which the termination occurs. In addition, pursuant to each Severance Agreement, Unitil is required to make an additional payment to the employee sufficient, on an after-tax basis, to satisfy any additional individual tax liability incurred under Section 280G of the Internal Revenue Code of 1986, as amended, with respect to such payments.

Definition of Change in Control

A Change in Control provision is included in award agreements in connection with the Restricted Stock Plan, the KESOP, the Option Plan, as well as all outstanding Severance Agreements. A Change in Control is defined as the occurrence of any of the following: (1) Unitil receives a report on Schedule 13D filed with the SEC pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person, group, corporation or other entity is the beneficial owner, directly or indirectly, of twenty-five percent or more of the outstanding common stock of Unitil; (2) any person (as such term is defined in Section 13(d) of the Exchange Act), group, corporation or other entity other than Unitil or a wholly-owned subsidiary of Unitil, purchases shares pursuant to a tender offer or exchange offer to acquire any common stock of Unitil (or securities convertible into common stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the outstanding common stock of Unitil (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act in the case of rights to acquire common stock); (3) the shareholders of Unitil approve (i) any consolidation or merger of Unitil in which Unitil is not the continuing or surviving corporation or pursuant to which shares of common stock of Unitil would be converted into cash, securities or other property (except where Unitil shareholders before such transaction will be the owners of more than 75% of all classes of voting stock of the surviving entity), or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Unitil; or (4) there shall have been a change in a majority of the members of the Board of Directors of Unitil within a 25-month period unless the election or nomination for election by the Unitil’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 25-month period.

Employment Agreement

The Company entered into an employment agreement (“the 2003 Agreement”) with Mr. Schoenberger on November 1, 2003. The 2003 Agreement is the third such consecutive agreement between Mr. Schoenberger and the Company. The Company entered into an initial employment agreement with Mr. Schoenberger when he joined the Company on November 1, 1997, and then again on November 1, 2000. Upon the expiration of the second employment agreement on October 31, 2003, the Company entered into the 2003 Agreement with Mr. Schoenberger. The term of the 2003 Agreement is for three years with an expiration date of October 31, 2006. Under the terms of the 2003 Agreement, Mr. Schoenberger’s base salary shall initially be payable at the rate of $334,500 per year, which is subject to annual review by the Board of Directors for discretionary periodic increases in accordance with the Company’s compensation policies. Mr. Schoenberger is entitled to continued participation in the Company’s SERP,

Executive Supplemental Life Insurance Program and all other employee benefit plans made available by the Company. The 2003 Agreement provides that Mr. Schoenberger shall participate in the Management Incentive Plan, which is described in the Compensation Committee Report on pages 14 through 16, and also on page 23, the Stock Option Plan, which is described on pages 21 and 22, and the Restricted Stock Plan, which is described on pages 20 and 21, or any similar plan that may be established by the Company.

The 2003 Agreement also provides that the Severance Agreement entered into on February 6, 1998, by and between Mr. Schoenberger and the Company shall remain in effect. The Severance Agreement is more fully described on pages 25 and 26. The 2003 Agreement also provides that the Company, by action of the Board, may terminate Mr. Schoenberger’s employment for any reason. If Mr. Schoenberger’s employment is terminated by the Company during the term of the 2003 Agreement for any reason other than cause, death or disability, or if Mr. Schoenberger terminates his employment because of a constructive termination, the Company shall pay Mr. Schoenberger a combination of (i) base pay at the rate in effect on the date of employment termination, (ii) an annual amount equal to the average of the annual bonus amounts received by Mr. Schoenberger in the two calendar years preceding the year in which termination occurs, and (iii) benefits, in each case for a period of two years following the date of termination. If during such two-year period Mr. Schoenberger shall secure full-time employment, the Company’s obligation to provide benefits shall cease. All such payments described above will be made in accordance with the Company’s regular payroll policies.

II. As to Other Matters to Come Before the Meeting

The Board of Directors does not intend to bring before the meeting any matters other than the Election of Directors referred to above and knows of no other matters that may properly come before the meeting. If any other matters or motions come before the meeting, and Unitil does not have notice of the matter on or before March 7, 2006, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

The Audit Committee has selected and employed the firm of Vitale, Caturano & Company, Ltd. (“VCC”) as Unitil’s independent certified public accountants to audit Unitil’s financial statements for the fiscal year 2005. A representative of VCC will be present at the meeting and will be available to respond to appropriate questions. It is not anticipated that the VCC representative will make a prepared statement at the meeting; however, he will be free to do so if he so chooses.

Shareholder Proposals

Any proposal submitted by a shareholder of Unitil for inclusion in the proxy material for the 2007 annual meeting of shareholders must be received by Unitil at its Corporate Headquarters not later than November 14, 2006. Any shareholder proposal for consideration at the 2007 annual meeting will be considered untimely unless received by Unitil at its corporate headquarters not later than January 21, 2007.

Solicitation, Revocation and Use of Proxies

Shares of Unitil Common Stock represented by properly executed proxies received by Unitil prior to or at the meeting will be voted at the meeting in accordance with the instructions specified on the proxies. If no instructions are specified on such proxies, shares will be voted FOR the election of the nominees for Directors. Abstentions and non-votes will have the same effect as negative votes.

Any Unitil shareholder who executes and returns a proxy has the power to revoke such proxy at any time before it is voted by filing with the Secretary of Unitil, at the address shown below, written notice of such revocation or a duly executed proxy bearing a later date, or by attending and voting in person at the meeting. Attendance at the meeting will not in and of itself constitute a revocation of a proxy.

Unitil will bear the costs of solicitation by the Board of Directors of proxies from Unitil shareholders. In addition to the use of the mail, proxies may be solicited by the Directors, officers and employees of Unitil by personal interview, telephone or otherwise. Such Directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Unitil will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in connection with the forwarding of solicitation material.

By Order of the Board of Directors,

Sandra L. Whitney

Corporate Secretary

Unitil will furnish without charge to any shareholder entitled to vote and to any beneficial owner of shares entitled to be voted at the annual meeting of common shareholders, to be held April 20, 2006, a copy of its annual report on Form 10-K, including financial statements and schedules thereto, required to be filed with the Securities and Exchange Commission for the fiscal year 2005, upon written request to Mark H. Collin, Senior Vice President, Chief Financial Officer & Treasurer, Unitil Corporation, 6 Liberty Lane West, Hampton, NH 03842-1720.

Appendix A

UNITIL CORPORATION

AUDIT COMMITTEE

CHARTER OF DUTIES AND RESPONSIBILITIES

Membership, Meetings and Compensation

The Audit Committee is a standing committee of the Board of Directors and is comprised of at least three Directors. The members of the Audit Committee shall meet the independence and financial literacy requirements of the listing standards of the American Stock Exchange and all applicable laws and regulations. Under these requirements, each member of the Audit Committee shall be free from any relationship that would interfere with the exercise of independent judgment as a member of the Audit Committee. All members of the Audit Committee shall have a familiarity with basic financial and accounting practices. At least one member of the Audit Committee shall have accounting or related financial management experience as required by the listing standards of the American Stock Exchange and the regulations of the Securities and Exchange Commission.

The Committee holds four scheduled quarterly meetings during each calendar year. As necessary, the Committee shall hold additional meetings to fulfill its duties and responsibilities.

Director’s fees are the only form of compensation that an Audit Committee member may receive from the Company.

Duties and Responsibilities

(a)	To be directly responsible for the appointment, compensation and oversight of the work of the Company’s independent auditor.

(b)	To review with the Company’s management and the independent auditor the accounting principles applied or to be applied in financial reporting, and to review and approve any major policy changes affecting the Company’s financial presentation.

(c)	To review with management, the internal auditor and the independent auditors, the adequacy of the accounting for, and disclosure of, material contingencies in the Company’s financial reporting.

(d)	To discuss with management and the independent auditor any accounting adjustments that were noted or proposed by the auditors but were passed.

(e)	To review the results of the audit engagement with the independent auditor and their Memorandum of Advisory Comments and Management’s responses thereon.

(f)	To ensure receipt from the independent auditor of a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1.

(g)	To review and approve all related party transactions.

(h)	To review and approve the scope and fees for all non-audit services performed by the Company’s independent auditor in accordance with guidelines and rulings issued by the Securities and Exchange Commission.

(i)	To actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.

(j)	To review periodic financial reports (Form 10-Q and Form 10-K) submitted to the Securities and Exchange Commission in advance of the filing deadline.

(k)	To review and approve the annual internal audit plan and to review the results of internal audits and comments on the Company’s system of internal controls and compliance therewith.

(l)	To review implementation and/or resolution of previous internal and external audit recommendations.

(m)	To maintain final approval authority over any proposed terminations involving the Internal Audit function.

(n)	To retain special legal, accounting or other consultants to advise the Committee as determined to be necessary or appropriate to discharge its responsibilities.

(o)	To establish and maintain employee complaint procedures as mandated by legislation and regulatory bodies.

(p)	To meet periodically with the independent auditor and/or internal auditor to review any matters that the Committee, and/or the auditors wish to discuss in Executive session.

(q)	To report activities of the Committee to the Board of Directors and make such recommendations and findings concerning any audit or related matters as it deems appropriate.

(r)	To review and assess the adequacy of the Audit Committee Charter on an annual basis.

(s)	To prepare annually a Report of the Audit Committee for inclusion in the Company’s annual proxy statement.

(t)	To include the Audit Committee Charter as an appendix to the Company’s annual proxy statement at least once every three years, or more frequently if substantive changes are made to the Charter.

The Audit Committee represents the Board of Directors, discharging its oversight responsibilities by carrying out the above functions. The existence and activities of the Committee, however, does not alter the traditional roles and responsibilities of the Company’s management and the independent auditor with respect to the accounting and internal control functions and financial statement presentation.

Unitil

C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted in favor of the election of the three directors listed in Item 1.

A Election of Directors

1. The Board of Directors recommends a vote “FOR” each of the nominees listed below.

01 - Robert G. Schoenberger	For	Withhold

02 - Charles H. Tenney III

03 - Dr. Sarah P. Voll

MARK HERE IF YOU PLAN TO ATTEND THE MEETING

B Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

PLEASE RETURN THIS PROXY PROMPTLY.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

Proxy - Unitil Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints MARK H. COLLIN and ROBERT G. SCHOENBERGER, and each of them, proxies with power of substitution to each, to vote for the undersigned at the Annual Meeting of Common Shareholders of Unitil Corporation (the “Company”) to be held at the office of the Company, 6 Liberty Lane West, Hampton, New Hampshire on Thursday, April 20, 2006, at 10:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would possess if personally present and voting and particularly with respect to the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE HEREOF AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Directions to Unitil’s Corporate Headquarters

6 Liberty Lane West

Hampton, New Hampshire

From Route 95

Take New Hampshire Exit 2. Immediately after the toll booth (50 cents) bear left onto Route 101 East. Cross back over Route 95, then take the first exit (Exit 13), and follow signs for Liberty Lane/Route 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Route 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

From Route 101 East

Take Exit 13 and follow signs for Liberty Lane/ Route 27. Take the first left to the Liberty Lane entrance. Stay right on the access road until it crosses under Route 95, then turn left at the Liberty Lane West sign. Continue straight, 1/2 mile to Unitil on the right.

Please call 800-999-6501 if you would like additional information.